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                                                                       EXHIBIT 5

                            SPECIAL BONUS AGREEMENT

         THIS AGREEMENT, dated as of February 2, 1995, is between THE UNITED STATES SHOE CORPORATION, an Ohio Corporation (the "Company") and ___________ ________________________ (the "Executive").

         The Company's Board of Directors has determined that it is appropriate to encourage certain key members of management, including the Executive, to remain with the Company and dedicated to their assigned duties without distraction under the current difficult and disturbing circumstances. This Agreement sets forth the special bonus that the Company will pay to the Executive as additional consideration for the services performed by the Executive during this period.

         1. Amount of Special Bonus. The amount of the special bonus will be equal to 100% of the Executive's base annual salary, determined at the time that the bonus becomes payable to the Executive, or the Executive's base annual salary on the date first set forth above, whichever is greater.

         2. Conditions for Payment. The special bonus will be payable to the Executive only if one of the following conditions is met:

                 (i) the Executive is employed by the Company in the Corporate Center Group (or employed in a division or subsidiary of the Company with the permission of the Executive Vice President-Chief Financial Officer of the Company) as a full-time, active associate on February 1, 1997, or

                 (ii) the Executive's employment with the Company is terminated by the Company other than for Cause on or prior to February 1, 1997. For the purpose of this Agreement, Cause shall mean theft or embezzlement of Company assets, fraud, misrepresentation or violation of law by the Executive, or

                 (iii) the Company agrees in writing prior to February 1, 1997 that the special bonus is currently payable.

                 If more than one of the above conditions is met, the Executive is eligible for only one special bonus under this Agreement, and the special bonus will become payable upon the occurrence of the earliest event that meets such conditions.

         3. Distribution. Payment of the special bonus to which the Executive has become entitled will be made in a lump sum paid within 5 days after the special bonus becomes payable pursuant to paragraph 2 above. The special bonus payable under this Agreement will be subject to applicable withholding for federal, state, and local taxes.

         4. Other Provisions. This Agreement shall not affect any rights that the Executive may otherwise have under his or her Severance Agreement or pursuant to the Company's Economic Bridge Program, except that any special bonus payable under this Agreement will not be considered as part of the Executive's compensation payable pursuant to his or her Severance Agreement. This Agreement shall not affect any rights that the Executive may otherwise
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have to receive other bonus payments, incentive compensation or economic bridge payments from the Company.

         5. Nothing in this Agreement shall be interpreted or deemed to be a contract of employment or to conflict with the right of the Company to terminate the employment of the Executive for any reason at the will of the Company. Termination of the Executive's employment by the Company prior to or after the occurrence of one or more of the conditions set forth in paragraph 2 above will not diminish any rights of Employee with respect to such termination.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                      THE UNITED STATES SHOE CORPORATION


                                      By:
                                         ---------------------------------
                                         K. Brent Somers, Executive Vice
                                         President-Chief Financial Officer


                                      EMPLOYEE


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